SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [x]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

DELEK US HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

CVR ENERGY, INC.
IEP ENERGY LLC
IEP ENERGY HOLDING LLC
AMERICAN ENTERTAINMENT PROPERTIES CORP.
ICAHN BUILDING LLC
ICAHN ENTERPRISES HOLDINGS L.P.
ICAHN ENTERPRISES G.P. INC.
BECKTON CORP.
CARL C. ICAHN
RANDALL D. BALHORN
GEORGE J. DAMIRIS
ROBERT EDWARD KENT, JR.

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 2, 2021, CVR Energy, Inc. and affiliates filed an Amendment to their Schedule 13D relating to Delek US Holdings, Inc., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CVR ENERGY, INC. AND AFFILIATES FROM THE STOCKHOLDERS OF DELEK US HOLDINGS, INC. FOR USE AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS OF DELEK US HOLDINGS, INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF DELEK US HOLDINGS, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED BELOW. EXCEPT AS OTHERWISE DISCLOSED IN THIS SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN DELEK US HOLDINGS, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF DELEK US HOLDINGS, INC. AS DISCLOSED BELOW.

PARTICIPANTS

The participants in the solicitation of proxies from stockholders of Delek US Holdings, Inc. (the “Issuer”) may be deemed to include the following: CVR Energy, Inc. (“CVI”); IEP Energy LLC (“IEP Energy”); IEP Energy Holding LLC (“Energy Holding”); American Entertainment Properties Corp. (“AEP”); Icahn Building LLC (“Building”); Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”); Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”); Beckton Corp. (“Beckton”); Carl C. Icahn, a citizen of the United States of America; and Robert Edward Kent, Jr., George J. Damiris and Randall D. Balhorn, each a citizen of the United States of America.

The principal business address of CVI is 2277 Plaza Drive, Suite 500, Sugar Land, TX 77479. The principal business address of each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn is 16690 Collins Avenue, Sunny Isles Beach, FL 33160. The principal business address of each of Messrs. Kent, Damiris and Balhorn is set forth below.

IEP Energy holds approximately 71% of the outstanding common stock of CVI. Icahn Enterprises Holdings is the sole member of Building, which is the sole stockholder of AEP, which is the sole member of Energy Holding, which is the sole member of IEP Energy. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of CVI, IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton (together with Mr. Icahn, the “Beneficial Owners”). In addition, Mr. Icahn is the indirect holder of approximately 92.2% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

CVI is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. IEP Energy is primarily engaged in the business of holding common shares of CVI. Each of Building, AEP and Energy Holding is primarily engaged in holding interests in Icahn Enterprises Holdings’ subsidiaries. Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of each of Icahn Enterprises and Icahn Enterprises Holdings. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP.

Carl C. Icahn's present principal occupation or employment is serving as (i) Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises, through which Mr. Icahn manages various private investment funds, (ii) Chairman of the Board of Icahn Enterprises GP, the general partner of Icahn Enterprises, a Nasdaq listed diversified holding company engaged in a variety of businesses, including investment, energy, automotive, food packaging, metals, real estate and home fashion, and (iii) Chairman of the Board and a director of Starfire Holding Corporation (“Starfire”), a holding company engaged in the business of investing in and/or holding securities of various entities, and as Chairman of the Board and a director of various of Starfire's subsidiaries. In addition, various employees of Mr. Icahn serve as directors of CVI.

The Beneficial Owners may be deemed to beneficially own, in the aggregate, 10,911,880 shares of common stock, par value $.01 per share (the “Shares”), issued by the Issuer (including Shares underlying a forward contract), representing approximately 14.8% of the Issuer's outstanding Shares (based upon the 73,725,758 Shares stated to be outstanding as of October 30, 2020 by the Issuer in the Form 10-Q filed by the Issuer with the Securities and Exchange Commission on November 9, 2020. Of such Shares, 10,539,880 Shares were purchased by CVI for an aggregate purchase price of approximately $138.7 million. The remaining 372,000 Shares may be deemed beneficially owned by the Beneficial Owners as a result of CVI having entered into a forward contract with respect to such number of Shares at a forward price of $9.00 per share, for an aggregate forward price of approximately $3.3 million, plus a financing charge. The forward price is subject to adjustment to account for any dividends or other distributions declared by the Issuer. In addition, CVI paid the counterparty to the forward contract an aggregate amount of approximately $885 thousand upon entering into the contract. The forward contract provides for physical settlement, with CVI retaining the right to elect cash settlement. The forward contract does not give CVI direct or indirect voting, investment or dispositive control over the Shares to which the contract relates. The forward contract expires on March 18, 2022.

CVI has sole voting power and sole dispositive power with regard to 10,539,880 Shares (excluding Shares underlying a forward contract). Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn may be deemed to have shared voting power and shared dispositive power with regard to such Shares.

Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to CVI (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which CVI directly beneficially owns. Each of IEP Energy, Energy Holding, AEP, Building, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

Certain other information concerning the Beneficial Owners may be found in (x) the Schedule 13D, Form 3 and Form 4 filed with the Securities and Exchange Commission by CVI and affiliates with respect to the Issuer on March 19, 2020 and (y) the Schedule 13D amendment filed with the Securities and Exchange Commission by CVI and affiliates with respect to the Issuer on January 14, 2021, copies of which are available at no charge at the Securities and Exchange Commission's website at http://www.sec.gov. None of the Beneficial Owners have conducted transactions with respect to Shares following those reported in such filings.

Robert Edward Kent, Jr. has over 40 years of experience in the petroleum refining industry, including extensive experience leading business organizations. Mr. Kent has served as President of REK Energy, LLC, which provides problem-solving and consulting services to refining, renewable diesel and petrochemical companies throughout the world, since 2012, and as a member of the board of directors of Sinclair Oil Company, a family-owned, vertically integrated oil company with upstream, refining, midstream and marketing operations since 2017. Mr. Kent has served in various leadership positions in the refining and petrochemical industries, including as Vice President of Refining for Citgo Refining and Chemical Company from 2009 to 2012, as well as Vice President and Refinery Manager of Citgo’s Lake Charles and Lemont refineries between 2006 and 2008. Mr. Kent’s significant experience in the refining and petrochemicals industries, including his prior leadership positions, make him well qualified to serve on the Board. Mr. Kent’s business address is 326 Cape Cod Drive, Corpus Christi, Texas 78412. Mr. Kent currently beneficially owns 312.7840 Shares. Mr. Kent owned interests in Alon US Holdings, Inc. (“Alon”) prior to its merger with the Issuer on July 1, 2017, and, as a result of the Issuer’s acquisition of Alon, Mr. Kent’s interests in Alon were converted into Shares. CVI and the Beneficial Owners (i) do not have direct or indirect voting, investment or dispositive control over the Shares that are beneficially owned by Mr. Kent and (ii) are not acting in concert with Mr. Kent with respect to the voting, investment or disposition of the Shares held by Mr. Kent.

George J. Damiris brings extensive management and operational experience gained from his time as a senior executive at a large, public petroleum refiner and marketer, including familiarity with day-to-day operations of, and significant insight into, issues facing the refining industry. Since 2016, Mr. Damiris has served as a member of the Board of Directors and a member of the Compensation Committee of Eagle Materials Inc. (NYSE: EXP). Mr. Damiris previously served as Chief Executive Officer and President of HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) from 2016 through 2019 and as a member of the Board of Directors of HollyFrontier from 2015 through 2019. He previously served as Executive Vice President and Chief Operating Officer from September 2014 to January 2016 and as Senior Vice President, Supply and Marketing from January 2008 until September 2014. Prior to his retirement from HollyFrontier, Mr. Damiris also served as a director of Holly Logistics Services, L.L.C. (NYSE: HEP), the general partner of the general partner of Holly Energy Partners, L.P., since February 2016, as CEO since November 2016 and as President since February 2017. Mr. Damiris joined HollyFrontier in 2007 as Vice President, Corporate Development after an 18-year career with Koch Industries, where he was responsible for managing various refining, chemical, trading and financial businesses. Mr. Damiris’ business address is 4055 Throckmorton Street, Dallas, Texas 75219. Mr. Damiris does not own, beneficially or of record, any Shares.

Randall D. Balhorn’s business experience as an executive officer of entities involved in manufacturing, refining and distribution of petroleum, chemicals and energy, as well as his knowledge and experience with capital markets, commodities, and the development, management and operations of terminals, logistics centers and energy-related infrastructure, make Mr. Balhorn well qualified to serve on the Board. Since December 2015, Mr. Balhorn has been the Vice President of Business Development at US Development Group, LLC (“USDG”). USDG is engaged in designing, developing, owning and managing large-scale modal logistics centers and energy-related infrastructure across North America. In 2008, Mr. Balhorn co-founded Cogent Energy Solutions, LLC (“Cogent”), a crude oil, condensate and refined products distribution and marketing business and the developer of a Casper, Wyoming terminal. Prior to Cogent, he led multiple energy trading businesses, including at Merrill Lynch, DTE Energy Trading and EDF Trading (a joint venture between Louis Dreyfus and Electricité de France). Mr. Balhorn also spent 20 years with Koch Industries where he held several leadership positions including President of Koch Carbon, President of Koch Fuels, President of Koch Oil and Koch Oil Ltd, President of Koch Supply and Trading and President of Koch Energy Services. Mr. Balhorn’s business address is c/o US Development Group, 811 Main Street, Suite 2800, Houston, Texas 77002.  Mr. Balhorn does not own, beneficially or of record, any Shares.

Exhibit 1

[See attached]